Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between KORU Medical Systems, Inc., a Delaware corporation, having its principal place of business at 100 Corporate Drive, Mahwah, NJ 07430 (the “Company”), and Adam Kalbermatten, an individual having a domicile at [address] “Employee”). This Agreement amends and restates the employment agreement between the Company and Employee dated as of June 30, 2025 (the “Prior Agreement”) for Employee’s service to the Company effective as of March 15, 2026.

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue to be employed by the Company, upon terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

1.         Employment.

(a)        Position. The Company hereby employs Employee as President effective March 15, 2026 for the period extending from March 15, 2026 through June 30, 2026 (the “Transition Period”), and then as Chief Executive Officer and President effective July 1, 2026. From and after March 15, 2026 (the “Effective Date”), Employee shall report solely and directly to the Board of Directors (the “Board”). During the Transition Period, Employee shall have the duties, authority and responsibilities customarily held by a President of a similarly situated public company and beginning on July 1, 2026, the duties and responsibilities of the Chief Executive Officer and President of a similarly situated public company, together with such other duties as may reasonably be assigned by the Board, provided that any such other duties are not materially inconsistent with, or materially impair Employee’s ability to discharge, the foregoing duties and responsibilities. Employee shall be a full-time, exempt employee.

(b)        Duties. Employee hereby agrees to be employed as President effective March 15, 2026 for the Transition Period, and then as Chief Executive Officer and President effective July 1, 2026. Employee agrees that he shall: (i) faithfully and to the best of his ability perform all of the duties that may be required of him pursuant to the terms of this Agreement; (ii) devote substantially all of his business time and attention to the performance of Employee’s duties hereunder; and (iii) not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

(c)        Place of Performance. The principal place of Employee’s employment shall be at Employer’s corporate headquarters in Mahwah, New Jersey. In addition, Employee will be required to travel as reasonably required for Company business. The Company shall reimburse the Employee for all reasonable, necessary, and documented travel and expenses incurred by Employee in performing his duties hereunder, in accordance with Company policies and procedures.

(d)        Term. Subject to Sections 2, 4 and 5 of this Agreement, the term of Employee’s employment pursuant to this Agreement shall commence on the Effective Date and continue until the fifth (5th) anniversary of the Effective Date (the “Initial Term”); provided, however, that the term of Employee’s employment pursuant to this Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term” and together with the Initial Term, the “Term”), in each case unless either party hereto provides the other party hereto with written notice that such period shall not be so extended at least one hundred eighty (180) days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (a “Non-Renewal”). For the avoidance of doubt, a decision by either party not to renew this Agreement shall not constitute (i) a termination by the Company without Cause or (ii) a resignation by Employee for Good Reason, and shall not trigger any severance, COBRA subsidy, or equity acceleration under Section 3(c) or Section 5. Upon the cessation of Employee’s employment for any reason, Executive shall be deemed to have resigned, effective as of the Termination Date, from all officer and director positions with the Company and its affiliates.

(e)        Board Service. The Company will cause the Board to appoint Employee to the Company’s Board of Directors effective January 1, 2027, to serve subject to the Company’s organizational documents, applicable law and stock market rules, and the Board’s customary director qualification and resignation policies.

2.         At-Will Employment. The Company and Employee agree that Employee’s employment with the Company is “at-will,” meaning that Employee may terminate his employment at any time for any reason or no reason, and that Company may terminate Employee’s employment at any time for any reason or no reason, subject to the terms, conditions, and obligations set forth in Section 4 of this Agreement.

3.         Compensation and Related Matters.

(a)        Base Salary. Effective March 15, 2026, Employee’s annual base salary (the “Base Salary”) shall be $450,000 through June 30, 2026 (service as President). Effective July 1, 2026, Employee’s annual base salary shall be $525,000 (service as Chief Executive Officer). The Base Salary shall be subject to such deductions as are required by law or that Employee may elect in accordance with Company bi-weekly policy and procedure, payable in equal periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. Thereafter, Base Salary shall be reviewed for increase at least annually by the Board and may increase (but not decrease) at the Board’s sole and absolute discretion.

(b)        Annual Bonus. For the Company’s fiscal year ending December 31, 2026, Employee shall be eligible for an annual bonus (the “Annual Bonus”) with a pro-rated target of 50% of Base Salary (the “Annual Bonus Target”) for the period extending from January 1, 2026 through March 15, 2026, and 80% of Base Salary for the period extending from March 16, 2026 through December 31, 2026, payable 70% in cash and 30% in fully vested RSUs (the “Bonus RSUs“), subject to applicable withholding. For each completed Company fiscal year beginning after 2026, Employee shall be eligible for an Annual Bonus with an Annual Bonus Target of 80% of Base Salary, all in accordance with the Company’s Annual Incentive

Compensation Plan, as the same may be amended from time to time, payable 70% in cash and 30% in Bonus RSUs, subject to applicable withholding. Subject to the terms of this Agreement, Employee must be actively employed as of the payment date to be entitled to any Annual Bonus, consistent with the Company’s Annual Incentive Compensation Plan. For the calendar year ended December 31, 2025, any Annual Bonus will be not less than $150,000 and shall be paid without proration as if Employee had been employed by the Company from January 1, 2025.

(c)        Equity Compensation.

(i)        Stock Option Grant. Employee acknowledges that the Company has granted Employee six hundred thousand (600,000) non-qualified stock options (the “Sign-on Options”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to the terms and conditions of the Company’s standard form of award agreement, which are subject to a four- (4-) year vesting schedule, vesting in 25% increments on each twelve (12) month anniversary of the date of award.

(ii)       Time-Vested Restricted Stock. Employee acknowledges that the Company has issued to Employee three hundred thousand (300,000) restricted shares of Common Stock subject to a four- (4-) year vesting schedule, vesting in 25% increments on each twelve- (12-) month anniversary of the date of award

(iii)      Long-Term Incentive Awards.

(A)      Annual LTI Program. As part of the total compensation package, Employee will be eligible to participate in the Company’s Annual Long-Term Incentive (LTI) program. For 2025, Executive will receive a long-term incentive award with a value of $550,000 (without proration), denominated 33.33% in Stock Options (4-year vesting schedule), 33.33% in Restricted Stock Units (4-year vesting schedule), and 33.33% in Performance Share Units (PSUs), with performance criteria aligned to the 2025 LTIP for executives. For 2026 (grant anticipated March/April 2027), Executive’s target LTI shall be $1,250,000, with an intended mix of 50% PSUs (subject to three-year cliff vesting), 25% RSUs (subject to vesting over four years), and 25% options (subject to vesting over four years), subject to Compensation Committee approval and the terms of the applicable equity plan and award agreements. For years after 2026 Executive’s target LTI shall be not less than $1,250,000, with the mix of PSUs, RSUs and options to be determined by the Compensation Committee based on then-applicable market practices, subject to Compensation Committee approval and the terms of the applicable equity plan and award agreements. The LTI award is intended to recognize the Employee’s potential long-term contributions and to align Employee’s interests with those of our shareholders. The LTI award shall be awarded to Employee at the same time as awards are awarded to other similarly-situated executives of the Company. The actual value of any LTI award is not guaranteed and the target grant value of grants to be issued for years beginning after 2026 will be determined based on individual performance, company performance, and market conditions, and consistent with the terms of this Section 3(c)(iii) except as to the target grant values for years after 2026. The actual award is subject to change at the reasonable discretion of the Company and its governing bodies. All equity awards are subject to the terms and conditions of the applicable equity incentive plan and associated grant agreements.

(B)      Promotion Grant. In connection with Executive’s promotion to Chief Executive Officer, Executive shall be granted a one-time Performance Share Unit award effective as of July 1, 2026, with a grant value of $1,250,000, denominated 100% in PSUs (the “Promotion Grant“). The specific performance goals, measurement mechanics, weighting, and the over- and under-achievement multipliers applicable to the Promotion PSU Grant shall be as set forth in the written schedule titled “Exhibit A - CEO Promotion Grant Performance Criteria” as approved by the Compensation Committee and incorporated herein by reference (the “Promotion PSU Schedule”), with vesting subject to certification of results by the Compensation Committee.

(iv)      Succession Protection. For the avoidance of doubt, any succession-related vesting protection that may have applied under the Prior Agreement is of no further force or effect.

(v)       Change of Control. Upon a Change of Control, the Company shall cause any such assignee, transferee or successor to expressly assume the liabilities, obligations and duties of the Company hereunder, including rolling over any equity-based or LTIP awards (including, without limitation, all RSUs, stock options and other forms of equity or deferred compensation) to the assignee, transferee or successor at a value and on terms no less favorable to Employee than prior to the Change of Control. Upon a Change of Control Termination, the Shares underlying the Sign-on Options and all other outstanding equity awards held by Employee, including, without limitation, all RSUs, stock options and other forms of equity or deferred compensation shall automatically vest in full, provided that PSUs shall only vest to the extent that the performance metrics applicable to the PSUs have been satisfied. “Change of Control Termination” as used herein means Employee’s employment being terminated by the Company (or its successor) without Cause or by the Employee for Good Reason (as defined below) within three (3) months before or twelve (12) months after any of the following occur: (A) the acquisition by any person or group, other than the Company, of 50% or more of the voting stock of the Company; (B) the consummation of a merger, consolidation or reorganization, the result of which is that the shareholders of the Company immediately prior to the merger, consolidation or reorganization do not own and control immediately after the merger, consolidation or reorganization at least 50% of the value of the outstanding equity and combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Board; or (C) a sale, exclusive license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets.

(d)        Business Expenses. Employee shall receive reimbursement from the Company for all reasonable and documented out-of-pocket expenses incurred by Employee in performing services hereunder; provided that, in each case, that such expenses are accounted for in accordance with the standard policies and procedures established by the Company for reimbursement of expenses.

(e)        Paid Vacation; Sick Time; Personal Days; and Holidays. Employee shall be entitled to four (4) weeks of paid vacation time off per calendar year (pro-rated according to the Company’s standard policies and procedures related to accrual of paid vacation time off), to be taken at such times and for such periods as shall not interfere with the duties required to be rendered by Employee hereunder. Employee shall also accrue a total of seven (7) paid sick days and two (2) paid personal days per calendar year in accordance with current Company policy, which may be revised from time. In addition to the foregoing, Employee shall be entitled to (10)

paid holidays in accordance with the Company’s policies and procedures. Employee shall not be paid for accrued but unused vacation paid time off, paid sick time, or paid personal days upon termination of Employee’s employment for any reason, unless otherwise required by law.

(f)        Expenses. The Company shall promptly reimburse Employee for reasonable and documented legal fees associated with reviewing and negotiating this Agreement (and referenced documents), up to a maximum of $15,000. For the avoidance of doubt, to the extent that any reimbursements (including any taxable benefits reimbursements) are subject to the provisions of Section 409A of the Code: (a) to be eligible to obtain reimbursement for such expenses Employee must submit expense reports within 30 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(g)        Other Benefits. Employee shall be entitled to participate in such life insurance, medical, dental disability, pension and retirement plans and other programs as may be approved from time to time by the Company for the benefit of its employees, except any such plan or program with respect to which Employee voluntarily executes a legally effective waiver. Nothing herein shall affect the Company’s right to amend, modify or terminate any retirement or other benefit plan at any time for any reason.

4.         Termination of Employment.

(a)        Termination by Company. The Company may terminate Employee’s employment with the Company at any time effective immediately: (i) without Cause (as defined below); or (ii) with Cause (as defined below). For purposes of this Agreement, “Cause” shall mean Employee’s: (A) gross negligence or willful misconduct with respect to the Company, including, without limitation, engagement in dishonesty with respect to the Company’s business, or willful conduct that is injurious to the Company, its business or its reputation; (B) embezzlement, theft or fraud; (C) conviction of or plea of guilty or no contest to any felony, or any lesser crime of dishonesty; (D) personal conduct in furtherance of a hostile work environment or personal engagement in discrimination in violation of any state or federal anti-harassment or discrimination statute; (E) breach of any material obligation under this Agreement or any other written agreement between Employee and the Company; or (F) Employee’s willful failure to perform Employee’s duties (other than any such failure resulting from incapacity due to physical or mental illness); or (G) violation of the Company’s written policies, including but not limited to its Code of Ethics and/or Code of Conduct.

For purposes of this provision, no act or failure to act on the part of Employee shall be considered “willful” or “intentional” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

Except for subclauses (B) and (C) above, before terminating Employee’s employment with Cause, the Company shall provide Employee with written notice setting forth the bases of

Cause in detail, and shall provide no less than ten (10) days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(b)        Termination by Employee. Employee may terminate his employment with the Company by giving Company not less than sixty (60) days’ prior written notice, provided that the Company may waive all or any part of the sixty (60) day notice period for no consideration by giving written notice to the Employee and, for all purposes of this Agreement, the Employee’s effective date of termination shall be the date determined by the Company in such notice.

(c)        For Good Reason By Employee. Employee may terminate his employment under this Agreement for Good Reason. “Good Reason” shall mean, in each case to the extent not consented by Employee: (i) a breach by the Company of any material provision of this Agreement or any other written agreement between Employee and the Company; (ii) material reduction of the Employee’s title, authority, duties, or responsibilities, or requiring Employee to report to any individual or governing body other than the Board; (iii) a reduction of the Employee’s then-current Base Salary or Annual Bonus Target; (iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or (v) the relocation of Employee’s principal place of employment by more than thirty (30) miles without his written consent. Notwithstanding the foregoing, (i) Good Reason (A) shall not be deemed to exist unless Employee provides to the Company a notice of termination on account thereof (specifying a termination date not less than thirty (30), days and not more than sixty (60) days after the giving of such notice no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises, and (B) shall not be deemed to exist at any time at which there exists an event or condition which would reasonably be expected to serve as the basis for Employee’s termination of employment for Cause; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date such notice of termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(d)        Death. Employee’s employment hereunder shall terminate effective immediately upon his death.

(e)        Disability. The Company may terminate Employee’s employment hereunder if: (i) as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from his duties hereunder for a period of 120 consecutive days or a total of 180 days during any 365-day period and is unable to perform the essential duties of the job with or without a reasonable accommodation; and (ii) if within ten (10) days after written notice of termination is given by the Company to Employee (which may occur at or after the end of such period), Employee shall not have returned to the performance of his duties hereunder on a full-time basis. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Employee shall continue to receive his Base Salary as set forth in Section 3(a) of this Agreement until his employment is terminated pursuant to this Section 4(e), provided that payments so made to Employee during the Disability

Period shall be reduced by the sum of the amounts, if any, payable to Employee under disability benefit plans of the Company.

5.         Compensation upon Termination of Employment.

(a)        Accrued and Unpaid Compensation. If Employee’s employment is terminated for any reason, the Company shall pay Employee his full Base Salary through the effective date of the termination of Employee’s employment (“Termination Date”), plus all accrued and unpaid benefits (including all health and welfare benefits in which Employee was a participant in accordance with their terms), and the Company shall have no further obligations whatsoever to Employee under this Agreement except as expressly provided otherwise in this Agreement.

(b)        Severance. If Employee’s employment is terminated either by the Company without Cause (as defined above) (and not for death or Disability), or by Employee pursuant to Section 4(c) above, then, subject to his execution and non-revocation of a reasonable and customary general release of claims in favor of the Company and its affiliates, Employee shall be entitled to receive the following:

(i)        an amount equal to twelve (12) months of his Base Salary in effect as of the Termination Date, paid in accordance with the Company’s normal payroll cycle over the twelve- (12-) month period following the Termination Date; provided that such amounts shall be paid in accordance with the Company’s customary payroll practices, and less such deductions as are required by law or that Employee may elect in accordance with Company policy and procedure;

(ii)       an Annual Bonus for the year of termination at 100% of the Annual Bonus Target, payable in cash. Such amount shall be paid in accordance with the normal payroll cycle over the twelve- (12-) month period following the Termination Date, in accordance with the Company’s customary payroll practices;

(iii)      Acceleration of vesting of the Sign-on Option and the Time-Vested Restricted Stock Award referenced in Section 3(c)(i) and (ii) as follows: (A) if the Sign-On Option is not then fully vested, Options to purchase 150,000 shares that are part of the Sign-on Option shall automatically vest on the Termination Date; and (B) if the Time-Vested Restricted Stock is not then fully vested, 75,000 of such Time-Vested Restricted Stock shall automatically vest on the Termination Date; and

(iv)      Acceleration of vesting of the unvested portion of the Promotion Grant referenced in Section 3(c)(iii)(B), as follows:

(A)      With respect to the unvested portion of the Promotion Grant that is potentially subject to vesting based on the revenue objective, and subject to achievement of a compound annual growth rate (CAGR) of revenue of at least 20%for the period beginning January 1, 2026 and ending on the Termination Date, on a pro-rated basis, with such pro-rated vesting to be calculated by multiplying the number of Target Shares (as defined in the Perforamnce Share Unit Award Agreement) underlying the applicable revenue equity incentive award by a fraction, the numerator of which is the number of days from July 1, 2026 to the date of Employee’s Termination, and the denominator of which is 1,645; and

(B)      With respect to the unvested portion of the Promotion Grant that is potentially subject to vesting based on the market capitalization objective, vesting as provided in the Promotion Grant Award Agreement to the extent the market capitalization objective is achieved on or before the Termination Date.

(v)       For the twelve- (12-) month period after the Termination Date, as applicable under Section 5(b)(i) above, and subject to applicable law, the Company will also pay its share of premiums for Employee’s and his eligible dependents’ health insurance (including, health, dental and vision) as currently enrolled on the Termination Date; provided that such payments shall automatically cease upon Employee’s eligibility for similar healthcare coverage through subsequent employment or engagement as a consultant, contractor, or service provider by any person or entity other than the Company within the applicable payment period.

Other than as set forth in this Section 5(b), the Company shall have no further obligations to Employee under this Agreement following termination of Employee’s employment pursuant to Sections 4(a)(i) or 4(c) above.

In the event of termination of his employment, Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Employee for any reason.

6.         Representations and Warranties of Employee. Employee represents and warrants to the Company that he is free to accept employment hereunder and that he has no prior or other obligations or commitments of any kind that would in any way hinder or interfere with his acceptance of, or the full performance of, such employment.

7.         Confidentiality.

(a)        During Employee’s employment and at all times thereafter, Employee shall keep Confidential Information (as defined below) strictly confidential. Employee shall not at any time, directly or indirectly, disclose or divulge any Confidential Information, except (i) if required by law, regulation or legal or regulatory process, but only in accordance with Section 7(b) below, or (ii) to his affiliates and their respective directors, officers, employees, managing members, general partners, agents and consultants (including attorneys, financial advisors and accountants) (“Representatives”), as applicable, to the extent necessary to permit such Representatives to assist Employee in any Permitted Use (as defined below); provided that Employee shall require each such Representative to be bound by the terms of this Section 7 to the same extent as if they were parties hereto and Employee shall be responsible for any breach of this Section 7 by any of its Representatives.

(b)        If Employee or any of his Representatives is required, in the written opinion of Employee’s counsel, to disclose any Confidential Information, by law, regulation or legal or regulatory process, Employee shall: (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public; (ii) give the Company prompt prior written notice of such request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) reasonably cooperate with the Company, at the Company’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, Employee (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, on the advice of such person’s counsel, is legally required to be disclosed and, upon the Company’s request, use its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

(c)        For the purposes hereof, “Confidential Information” shall mean all nonpublic trade secrets, information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Company or its Representatives before or after the date hereof regarding the Company or its clients, including, without limitation, all analyses, compilations, reports, forecasts, studies, samples and other documents which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials. The term “Confidential Information” as used herein does not include information that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by Employee or any of his Representatives in violation of this Agreement).

(d)        Employee shall make no use whatsoever, directly or indirectly, of any Confidential Information, except for: (i) the purposes of performing Employee’s duties and obligations to the Company; (ii) evaluating Employee’s ownership interest in the Company; and (iii) use for the benefit of the Company as part of the solicitation of existing or prospective customers of the Company (the “Permitted Uses”).

(e)        Upon the termination of. Employee’s employment or upon the Company’s request at any time and for any reason, Employee shall immediately deliver to the Company all materials (including all soft and hard copies) in Employee’s possession which contain or relate to Confidential Information, as well as all information necessary to access such confidential information. Anything to the contrary notwithstanding, Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, and phone books (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

(f)        Notwithstanding the foregoing confidentiality obligations, pursuant to 18 USC § 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if such disclosure is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is first attempted to be made under seal. Additionally, if Employee files a lawsuit claiming retaliation by Company based on the reporting of a suspected violation of law, Employee may disclose a trade secret to Employee’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is first attempted to be filed under seal and Employee does not disclose the trade secret except pursuant to court order.

8.         Assignment of Developments.

(a)        All inventions, modifications, discoveries, designs, developments, improvements , processes, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by Employee, either alone or in conjunction with others, at any place or at any time during the Term, whether or not reduced to writing or practice during such period , which result , in whole or in part, from (i) any services performed directly or indirectly for the Company by Employee or (ii) Employee’s use of the Company’s time, equipment, supplies, facilities or information (collectively, the “Company Developments”) shall be and hereby is the exclusive property of the Company without any further compensation to Employee. In addition, without limiting the generality of the foregoing, all Company Developments which are copyrightable work by Employee are intended to be “work made for hire” as defined in Section 81 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(b)        Employee shall promptly disclose any Company Developments to the Company. If any Company Development is not the property of the Company by operation of law, this Agreement or otherwise, Employee will, and hereby does, without further consideration, assign to the Company all right, title and interest in such Company Development and will reasonably assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Company Development. Employee shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive Employee’s death or incapacity), to act for and in Employee’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent or other intellectual property registrations or filings, or such other similar documents, with the same legal force and effect as if executed by Employee.

9.         Non-Competition; Non-Solicitation; Non-Disparagement.

(a)        During Employee’s employment and for the Restricted Period (as defined below), Employee shall not engage in any Prohibited Activity anywhere in the world. For the purposes of this Agreement, (i) “Restricted Period” shall mean the later of (A) the period during which Employee is entitled to receive any payment pursuant to Section 5(b) of this Agreement, or (B) twelve (12) months following termination of this Agreement, provided that if Employee’s service to the Company terminates before the first anniversary of Start Date under circumstances where Company has the obligation to pay severance benefits under this Agreement, the Restricted Period shall mean three (3) months following termination of this Agreement; and (ii) “Prohibited Activity” shall mean the design, development, marketing, sale, re-sale, manufacture or distribution of home infusion products or injection devices above 10ml, or other similar activities, or the engagement in any other business in which the Company is actively engaged immediately prior to the commencement of the Restricted Period, in each case on Employee’s behalf or on behalf of another (including as a shareholder, member, employee, employer, owner, operator, manager, advisor, consultant, agent, partner, joint venturer or investor of another person or entity).

(b)        During the Restricted Period, Employee shall not, directly or indirectly: (i) solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company; (ii) solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with any (x) existing or prospective customer of the Company for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company, or (y) competitor of the Company for any purpose related to the business or services of the competitor or the Company; or (iii) induce, influence or encourage any existing or prospective customer, supplier or other business partner of the Company for purposes of diverting their business or services from the Company.

(c)        Employee shall not, during his employment or thereafter, make, publish or communicate to any person or in any public forum any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of the Company, its affiliates or any of their respective officers, directors, managers or employees (acting in their capacity as officers, directors, managers or employees of the Company or its affiliates). The Company, its affiliates and its directors and executive officers shall not, during Employee’s employment hereunder or thereafter, make, publish or communicate to any person or in any public forum any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of Employee. Notwithstanding the foregoing, nothing in this Section 9(c) is intended to, nor shall it, interfere with Employee’s protected rights under applicable labor laws to engage in protected concerted activity, or to file a charge or complaint with, or participate in an investigation or proceeding pursuant to, the statutes administered by the Equal Employment Opportunity Commission or equivalent state agency, or any federal, state or local government agency., and nothing in this Section 9(c) shall prevent any person from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement, or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (ii) required by law, legal process, or by any court, arbitrator, mediator or administrative or legislative body.

(d)        Except as listed on Schedule A to this Agreement, Employee shall not, without the prior written consent of the Chief Executive Officer and the Board of Directors, serve as a director, advisor, or officer of any other for-profit business. Under no circumstances shall Employee serve on the board (or equivalent governing body) of any entity that competes, directly or indirectly, with the Company or operates in a similar line of business, including drug delivery systems or medical device technology, without the express prior written consent of the Board.

(e)        Employee acknowledges that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement and offer employment to Employee under this Agreement. In the event that any covenant contained in this Section 9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 9 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

10.       Clawback. Notwithstanding anything to the contrary contained in this Agreement: (i) if the Company’s financial results for any time period, and the Company’s financial statements covering all or part of such period, are subsequently restated and such restatement shows Clawback Compensation was incorrectly paid or vested, Employee shall be required to forfeit the Clawback Compensation that was incorrectly paid or vested as a result of such previously reported incorrect financial results, as applicable, in such period; (ii) to the extent Employee’s fraud or other Misconduct resulted in the receipt or vesting of Clawback Compensation, the Employee shall forfeit such improperly paid or vested Clawback Compensation; or (iii) if Employee, without the consent of the Company, while employed by the Company or after termination of such employment, breaches any of Section 9 of this Agreement and fails to cure (if curable) such breach after written notice thereof and a reasonable opportunity to cure, then Employee shall forfeit the Clawback Compensation. Further, if Employee otherwise has engaged in or engages in any activity referred to in the preceding clauses (i) – (iii), he shall forfeit any compensation, gain or other value realized on the vesting or exercise of the Clawback Compensation required to be returned to the Company, or the sale of shares of Common Stock acquired in respect thereof, and must promptly repay such amounts to the Company. “Clawback Compensation” means the Annual Bonus, Sign-On Options and any shares of Common Stock issued under any of the foregoing. “Misconduct” means willful misconduct, or an act or omission done, or omitted to be done, by Employee negligently or in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company but shall exclude any act or omission done, or omitted to be done, at the direction of the Board or on the advice of counsel for the Company. For the avoidance of doubt, approval by the Board of a public filing shall not constitute approval of an act or omission unless the Board has been informed of such act or omission. This clawback provision shall terminate upon a Change in Control. In addition, and without limiting the foregoing, any incentive-based or other compensation paid to the Employee under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement, including but not limited to the KORU Medical Systems Clawback Policy adopted by the Board on May 17, 2023).

11.       Indemnification and D&O Insurance Coverage. In addition to any indemnification provided under the Company’s by-laws, a directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during Employee’s employment and thereafter for the duration of any period in which a civil, equitable, criminal or administrative proceeding may be brought against Employee, providing coverage to Employee that is no less favorable to Employee in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided with respect to periods after the Effective Date to any other senior executive or director of the Company.

12.       Amendment; Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing signed by the parties hereto. Waiver of any term or condition of this Agreement will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

13.       Applicable Law; Severability. This Agreement shall be governed by and construed under the laws of the State of Delaware, exclusive of the body of law known as conflicts of law. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is illegal, invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable , but rather shall be modified so as to be valid, legal and enforceable to the maximum extent possible, under the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

14.       Submission to Jurisdiction; Waiver of Jury Trial.

(a)      If a dispute arises between the Parties concerning the subject matter of this Agreement, the Parties consent to the sole and exclusive jurisdiction of the state courts situated in WILMINGTON, DELAWARE and the federal United States District Court for the District of DELAWARE.

(B)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR ReLATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.       Equitable Relief. In the event of a breach or threatened breach by Employee of Sections 7 through 9, Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

16.       Further Assurances. The Company and Employee shall each take all actions as may be reasonably necessary or appropriate in furtherance of their respective obligations and covenants set forth in this Agreement, including, without limitation, executing and delivering such additional agreements, certificates, instruments and other documents as may be deemed necessary or appropriate.

17.       Assignability; Third-Party Beneficiary. This Agreement will be binding upon, enforceable by and inure solely to the benefit of, the parties and their respective permitted successors and assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall not be assigned by any party hereto without the prior written consent of the non- assigning parties. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to or will confer upon any person, other than the parties to this Agreement and their respective heirs, successors and assigns, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall preclude the Company from consolidating or merging into or with, transferring all or substantially all of its equity or assets to, or otherwise assigning this Agreement by operation of law to another person or entity without the consent of Employee; provided that, in each case, such other person or entity shall assume this Agreement and all obligations of the Company hereunder. Upon such consolidation, merger, transfer of equity or assets, or assignment by operation of law, and such assumption, the term the “Company” as used herein, shall mean such other person or entity and this Agreement shall continue in full force and effect.

18.       Notices. All notices and other communications under this Agreement must be in writing and will be deemed given if delivered personally, faxed, sent by internationally recognized overnight courier, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by electronic mail (without a failed transmission response) to the parties at the following addresses (or at such other address for a party as such party specifies by like notice):

If to the Company:

Mr. Tom Adams

Chief Financial Officer

KORU Medical Systems

100 Corporate Drive

Mahwah, NJ 07430

email: tadams@korumedical.com

FAX: 845-469-5518

If to the Employee:

[address]

[email]

All such notices, consents, requests, demands, waivers and other communications so delivered, mailed or sent shall be deemed to have been received (i) if by personal delivery, on the day delivered, (ii) if by certified or registered mail, on the earlier of the date of receipt or the third business day after the mailing thereof , (iii) if by next-day or overnight mail or delivery service such as Federal Express or UPS, on the day delivered or (iv) if by fax or electronic mail, on the day on which such fax or electronic mail was sent, provided that a copy is also sent by certified or registered mail or by next-day or overnight mail or delivery service such as Federal Express or UPS.

19.       Section 409A. Notwithstanding any provision to the contrary in this Agreement, no payment shall be made and no election shall be permitted that would violate the requirements of or cause taxation under Section 409A of the Internal Revenue Code and the Treasury regulations promulgated thereunder. Further, all provisions in this Agreement shall be interpreted in a manner consistent with Section 409A and guidance related thereto.

20.       Section 280G.

(a)        If (i) the aggregate of all amounts and benefits due to Employee under this Agreement or under any Company plan, program, agreement or arrangement, would, if received by Employee in full and valued under Section 280G of the Code, constitute “parachute payments” as such term is defined in and under Section 280G of the Code (collectively, “280G Benefits”), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount Employee would receive, after all taxes, if Employee received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three times Employee’s “base amount”, as defined in and under Section 280G of the Code, less $1.00, then (iii) such cash 280G Benefits (in reverse order of maturity, to the extent that the reduction of such cash 280G Benefits can achieve the intended result) shall be reduced or eliminated to the extent necessary so that the 280G Benefits received by Employee will not constitute parachute payments. The determinations with respect to this Section 19(a) shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be the Company’s regular independent auditor unless Employee reasonably objects to the use of that firm, in which event the Auditor will be a nationally recognized firm chosen by the parties hereto.

(b)        It is possible that, after the determinations and selections made pursuant to Section 19(a), Employee will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under Section 19(a) (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, Employee shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (x) by a court or (y) by the Auditor upon request by any of the parties hereto, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to Employee, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee had the provisions of Section 19(a) not been applied until the date of payment.

21.       Termination of Agreement; Survival. This Agreement shall terminate upon termination of Employee’s employment as provided herein; provided, however, that the provisions of Sections 7, 8, 9, 10, 12, 13, 14, 19 and this Section 20 shall survive termination of this Agreement.

22.       Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

23.       Electronic Execution and Delivery. The parties may execute and deliver this Agreement by facsimile, electronic mail of a .PDF or other electronic means under which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

24.       Entire Agreement: This Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof, excluding any separate confidentiality and/or assignment of inventions agreement Employee may have previously signed.

[signature page follows]

IN WITNESS WHEREOF, the parties and/or their authorized representatives have executed this Employment Agreement as of the date first set forth above.

COMPANY:

KORU MEDICAL SYSTEMS, INC.

By:  /s/ R. John Fletcher

Name:  R. John Fletcher

Title:    Chairman of the Board

EMPLOYEE:

/s/ Adam Kalbermatten

Adam Kalbermatten